FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


Corporate Vision Inc.
(Exact name of issuer as specified in its charter)




                   Oklahoma                                73-1380820
                (State or other                             (I.R.S.
                                                    Employer Identification No.)
jurisdiction of incorporation or organization)



6130 South Memorial Drive Tulsa, OK 74130
(Address of Principal Executive Offices) (Zip Code)




Warrant and Private Placement Plan


Keith A. Anderson
6130 South Memorial Drive Tulsa OK 74130
(Name and address of agent for service)

(918) 748-3603
(Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE

Title of         Amount to be      Proposed Maximum     Proposed       Amount
securities       registered        Offering Price       Maximum          of
to be                                 per share         Aggregate   Registration
registered                                              Offering         Fee
                                                          Price

 .01 par value (1)    393,000                              $1,179,000      $300
Common Stock

 .01 par value (2)(3)  57,000             $1                $   57,000     $
Common Stock

Totals               450,000             $3                 $1,236,000      $300


(1) Maximum Common stock which may be converted, By the exercising, of issued warrants

(2) Private placement stock, October 1998.



Total No. of Pages: 14
Exhibit Index on Page No.: 36











Corporate Vision Inc.
6130 South Memorial Tulsa OK. 74133
(918) 748-3603

(450,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by Corporate Vision,Inc., an Oklahoma corporation (the "Company"), of up to 450,000 shares of its common stock (the "Common Stock") to holders of Class A warrants and October through December 1998 Private Placement stock. The Company is registering hereunder and subsequently issuing to the bearers of these certificates upon fulfillment of the agreed terms of the exercise of these options 393,000 shares of Common Stock.

The Common Stock is not subject to any restriction on transferability. Of the shares registered hereunder, a portion are being sold to "affiliates" of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The Consultants, or some of them, however, may become subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would limit their discretion in transferring the shares acquired in the Company.
(See "General Information - Restrictions on Resale.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 8, 1999

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by reference there to.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Director of Investor Relations, Corporate Vision, Inc., 6130 South Memorial Drive Tulsa, OK 74133
(918) 748 - 3603.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies may be obtained at the prescribed rates. In addition, the Common Stock is quoted on the "bulletin board" maintained by the National Association of Securities Dealers, Inc. ("NASD"); thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K St., N.W., Washington, D.C. 20549.No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS


                                                              Page

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . .5
                      The Company . . .. . . . . . . . . . . . .5
                       Purposes. . . . . . . . . . . . . . . ...5
                       Common Stock. . . . .  . . . . . . . . ..5
                       No Restrictions on Transfer. .. . . . . .5
                       Tax Treatment to the Company..  . . . . .6
                       Restrictions on Resales . ..  . . . . . .6

DOCUMENTS INCORPORATED BY REFERENCE AND
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . .6

              Interests of Named Experts and Counsel. . . . . . .7
              Indemnification . .... . . . . ...... . . . . . . .7

INFORMATION NOT REQUIRED IN PROSPECTUS . . . . . . . .8
          Item 3. Incorporation of Documents by Reference.. . . . .8
          Item 4. Description of Securities.. .. . . .... . . .....8
          Item 5. Interests of Named Experts and Counsel. . ... . .8
          Item 6. Indemnification of Directors and Officers... .. .9
          Item 7. Exemption from Registration Claimed.. . .. . .. .9
          Item 8. Exhibits. . . . . . ........... . . . . . . . . .9
          Item 9. Undertakings. . . . . . . ..... . . . . . . . . 10

The Company

The Company has its principal executive offices at 6130 South Memorial Tulsa, OK 74136
(918) 748-3603.

Purposes

The Common Stock will be issued by the Company pursuant to agreements. Stated on the June 1, 1998 Issue of class A warrants to the shareholders of record, as a dividend to these shareholders. A certain portion of this common stock will be issued in pursuit to the agreements made with the shareholders that purchased private placement shares of the common stock at various times from August 1998 to December 1998. The Registration of these Common shares have been approved by the Board of Directors of the Company (the "Board of Directors").

Common

Stock The board has authorized the issuance and delivery of up to 450,000 shares of Common Stock to the bearers of these Common share and Warrant certificates upon and subsequent to effectiveness of the Registration Statement, but only in the event the bearers of these Warrant certificates, elect to exercise their options to take these shares valued at their market in exchange for the fair value of the declared strike price and terms declared in order to redeem and or exercise the warrant certificate.

No Restrictions on Transfer

The Shareholders which choose to exercise these warrants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash or stock dividends on the Common Stock.

Tax Treatment to the Common Shares Redeemed

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Shareholders which choose to convert the warrants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the shareholders will receive exchanged shares, taxable at ordinary rates equal to the fair market value of the shares on the date of receipt. The Shareholders are urged to consult their tax advisor on this matter. Further, if any recipient is an "affiliate," Section
 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

A recipient of securities hereunder, however, may elect to include in his income for the taxable year in which securities are received the fair market value thereof on the date received. If this election is made, the subsequent lapsing of the substantial risk of forfeiture and such other restrictions, if any, will not result in any income to the recipient.



Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. This would mean that the affiliate could not sell any shares acquired hereunder for a period of at least six (6) months thereafter. Further, in the event that any affiliate acquiring shares hereunder has sold any shares of Common Stock in the previous six months preceding the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient by the Company. Shares of Common Stock acquired here under by other than affiliates are not subject to Section 16(b) of the Exchange Act.



DOCUMENTS INCORPORATED BY REFERENCE
AND
ADDITIONAL INFORMATION


The Company hereby incorporates by reference (i) its annual report on Form10-KSB for the year ended December 31, 1997, filed pursuant to the Exchange Act, (ii) any and all Forms 10-Q filed under the Exchange Act subsequent to any filed
Form 10-K, as well as all other reports filed under the Exchange Act, and the Company's Form 8-A or Form 10 filing, as the case maybe, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing.

A copy of any document or part thereof incorporated by reference in the Registration Statement but not delivered with this Prospectus will be furnished without charge upon written or oral request. Requests should be addressed to:
Director of Investor Relations, Corporate Vision Inc. 6130 South Memorial Dr. Tulsa, OK 74133
(918) 748-3603

Interests of Named Experts and Counsel

Anthony Baldwin, Esq., assisted in the preparation of this Prospectus and the Registration Statement and has given an opinion on the validity of the securities covered thereby. Mr. Baldwin is not a party, anticipated, receiving shares registered hereunder pursuant to the terms and conditions of the agreement. Mr. Baldwin is not an affiliate of the Company.


Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



 [INTENTIONALLY LEFT BLANK]


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

Registrant hereby states that (i) all documents set forth in (a) through(c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934,as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest annual report, whether or not filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant documents referred to in (a), above;

(c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act or the effective Form 10 registering registrant's equity under the Exchange
Act;

(d) The description of the securities offered hereby as set forth in the Form 10 filed by registrant under the Exchange Act, as well as any and all amendments thereto.


Item 4. Description of Securities.
Not Applicable to this registrant


Item 5. Interests of Named Experts and Counsel.

Mr. Baldwin is not an officer, director or shareholder of Corporate Vision. He was paid in full for his services. He has no other interest in registrant.


Item 6. Indemnification of Directors and Officers.

The only article, statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is the Oklahoma Business Corporation Code, as enacted and in effect upon adoption of the registrant's articles of incorporation and bylaws, both of which mirror this statute.

The provisions of this code generally provide that registrant may, but is not obligated to, indemnify against liability an individual made a party to a lawsuit because they were previously or are currently a director or officer of registrant, if such person acted in good faith and reasonably believed their actions were in the best interests of registrant. Registrant may not indemnify such persons if they are found liable to registrant in a shareholders' derivative suit or are found liable for receiving an improper personal benefit. Registrant is required to indemnify such persons if they are ultimately successful in the suit. Pending a final determination, registrant may advance funds to these persons, but only if provision is made for return of the funds advanced in the event such persons are subsequently found to not be entitled to indemnification as set forth above. The general effect of this statute is to make indemnification available to the officers and directors of registrant regarding actions taken in their official capacity, unless they are found liable to registrant for their actions, they received an improper benefit therefrom, or they did not act in good faith while reasonably believing their actions were in the best interests of registrant. Indemnification under this section would include actions of the officers and directors of registrant taken in connection with this offering.


Item 7. Exemption from Registration Claimed.

Not Applicable.



Item 8. Exhibits.

Item 8. Exhibit's following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.
Title

1. Not Required.
2. Not Required.
3. Not Required.
4. Not Applicable.
5. Opinion of Anthony Baldwin regarding the legality of the securities registered.
6. Not Required.
7. Not Required.
8. Not Required.
9. Not Required
10. Not Applicable
11. Not Required.
12. Not Required.
13. Not Required.
14. Not Required.
15. Not Applicable.
16. Not Required.
17. Not Required.
18. Not Required.
20. Not Required.
21. Not Required.
22. Not Required.
23.1 Consent of Ogden Inc., P.C., auditors to Registrant, to incorporation of their opinion on the audited financial statements of Registrant incorporated herein.
23.2 Consent of Anthony Baldwin, special counsel to Registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
24. Not Required.
25. Not Applicable.
26. Not Applicable.
27. Not Applicable.
28. Not Required.
99. Not Required.


Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement, including, but not limited to, any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities
Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Tulsa, State of Oklahoma, on the 8th day of January, 1999.

Corporate Vision Inc.
(Registrant)


By:     /s/   Keith A. Anderson
                  Chief Executive Officer

By: /s/        Keith A. Anderson
                    Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/       Raymond Hall
           Chairman of the Board

Date:  January, 8, 1999

FORM S-8 REGISTRATION STATEMENT


EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:




Exhibit Number
in Registration

Statement                       Description                     Numbered Page

5                                Opinion of Counsel                     9

23.1 Consent to Incorporation of
        Auditor's Opinion                                               10
16

23.2 Consent to Use of  Attorney Opinion                                 11



EXHIBIT 5

Gentlemen:

As interim securities counsel for corporate Vision, Inc., an Oklahoma corporation (the "Company"), I am furnishing this opinion to you in compliance with the referenced matter, and am familiar with the Company's articles of incorporation and its corporate powers, franchises and other rights under which it carries on its business. I am also familiar with the Company's Bylaws, minute book and other corporate records. For the purpose of the opinions expressed below, I have examined, among other things, the registration statement on Form S-8 to be filed in regards of the above offering (the "Registration Statement"), and have supervised proceedings taken in connection with the authorization, execution and delivery by the Company of the Registration Statement and, as contemplated thereby, the authorization and issuance of the shares of common stock to be issued there under. In arriving at the opinions set forth below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records and all such other instruments, documents and certificates of public officials, officers and representatives of the Company and of other persons and have made such investigations of law as I have considered necessary or appropriate as a basis for my opinions. Moreover, I have with your approval relied as to factual matters stated therein on the certificates of public officials, and I have assumed, but not independently verified, that the signatures on all documents which I have examined are genuine and that the persons signing such had the capacity to do so. This opinion further expressly assumes that the shares covered by the Registration Statement will be issued conforming with the terms and conditions applicable thereto. Based upon and subject to the forgoing, I am of the opinion that the issuance and sale of the stock in this offering have been duly and validly authorized and upon delivery to the shareholders in accordance with the terms and conditions of the exhibits to the Form S-8 will have been duly authorized, validly issued, fully paid for and non-assessable. I am admitted to practice before the Bar of the State of New York only. I am not admitted to practice in any other jurisdiction in which the Company may own property or transact business. My opinions herein are with respect to federal law only and, to the extent my opinions are derived from laws of other jurisdictions, are based upon an examination of relevant authorities and are believed to be correct, but I have not directly obtained legal opinions as to such matters from attorneys licensed in such other jurisdictions. My opinions are qualified to the extent that enforcement of rights and remedies are subject to bankruptcy, insolvency and other laws of general application affecting the rights and remedies of creditors and security holders and to the extent that the availability of the remedy of specific enforcement or of injunctive relieve is subject to the discretion of the court before which any proceeding thereof may be brought. This opinion is furnished by me to you as counsel for the Company and it is solely for your benefit. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, other than as set forth in my consent to the use of the same in the Form S-8.

Very truly yours,

/s/    Anthony Baldwin
Anthony Baldwin



EXHIBIT 23.1
Consent to Incorporation of Auditor's Opinion

January 4, 1999

Board of Directors
Corporate Vision Inc.,
6130 South Memorial Drive
Tulsa OK. 74133

RE: Form S-8

Gentlemen:

Please allow this letter to serve as our consent to the incorporation by reference of our opinion in the Form 10-K for the year and period ended December 31, 1997, in the Form S-8 dated on approximate date herewith in the registration statement under the referenced matter.
If you have any questions with regards to the above matter, please call the under signed.

Yours very truly,

/s/  Ogden Incorporated
Ogden Incorporated

EXHIBIT 23.2
Consent to Use of Attorney Opinion


January 8, 1999

Board of Directors
Corporate Vision Inc.
6130 South Memorial Drive
Tulsa OK. 74133


Gentlemen:

Please allow this letter to serve as my consent to the filing of, and reference in the prospectus to, my opinion dated even date herewith in the registration statement under the referenced matter. If you have any questions with regards to the above matter, please call the undersigned at the New York address.

Sincerely,

/s/  Anthony Baldwin
Anthony Baldwin